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                                                                   EXHIBIT 5.01


                                          December 20, 2002

Skyworks Solutions, Inc.
20 Sylvan Road
Woburn, MA  01801

         RE: Registration Statement on Form S-3 Relating to $45,000,000 aggregate principal amount of 15% Convertible Senior Subordinated Notes Due June 30, 2005, and 7,147,395 shares of common stock

Dear Sir or Madam:

         We are counsel to Skyworks Solutions, Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (the "Registration Statement"), on or about the date hereof, covering the resale to the public of up to $45,000,000 aggregate principal amount of 15% Convertible Senior Subordinated Notes due June 30, 2005 of the Company (the "Senior Notes"), and up to 7,147,395 shares of the Company's common stock, $0.25 par value per share (the "Shares"), which may be issued upon the conversion or at maturity (including upon certain acceleration events) of the Senior Notes.

         We have reviewed the corporate proceedings taken and proposed to be taken by the Board of Directors of the Company with respect to the authorization and issuance of the Senior Notes and the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company, including that certain Indenture, dated as of November 20, 2002 (the "Indenture"), between the Company and Wachovia Bank, National Association, and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

         Based upon and subject to the foregoing, we are of the opinion that (i) the Senior Notes have been duly authorized and are binding obligations of the Company entitled to the benefits of the Indenture, and (ii) the Shares, when issued upon conversion or at maturity of the Senior Notes in accordance with the terms of the Senior Notes, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."


                               Very truly yours,

                               /s/ TESTA, HURWITZ & THIBEAULT, LLP

                               TESTA, HURWITZ & THIBEAULT, LLP